Exhibit 99.1

News Release

Contacts:

Investors:	Media:

William L. Ginna, Jr.	Andrea L. Johnston
EVP & CFO	VP, Corporate Communications
James B. Sloan, Jr.	910-254-7340
SVP, Corporate Finance
910-254-7690

aaiPharma Reports Record Financial Performance
for Fourth Quarter and Full Year 2002

2002 Financial Highlights:

•	63% growth in total revenues to a record $230.5 million in 2002

•	Pharmaceutical product sales increased 368% to $128.5 million in 2002

•	Gross margin jumped to $145.2 million, a 105% improvement over 2001

•	2002 earnings advanced to $1.20 per diluted share, an increase of 275% over 2001

•	4Q 2002 earnings increased to a record $0.39 per diluted share, up 117% from the year ago period

•	Cumulative debt reduction of $51.9 million in 2002, including $12.5 million in 4Q 2002

Wilmington, N.C., January 28, 2003 – aaiPharma Inc. (Nasdaq:AAII), a science-based specialty pharmaceutical company, today announced record financial results for the quarterly and annual periods ended December 31, 2002.

Total revenues for the fourth quarter of 2002 were a record $62.2 million, an increase of 35% over revenues of $46.1 million in the fourth quarter of 2001. Pharmaceutical products continued to drive this favorable trend, with quarterly sales of $37.7 million, up 133% as compared to $16.2 million in last year’s fourth quarter. For the quarter, the Company reported record net income of $7.4 million, or $0.39 per diluted share, an increase of 117% over net income of $3.4 million, or $0.18 per diluted share, in the 2001 fourth quarter.

For the year ended December 31, 2002, total revenues reached an all-time high of $230.5 million compared to total revenues of $141.1 million in 2001, an increase of 63%. Total product-related revenues for the 2002 full-year period were $148.1 million, versus $47.9 million in the year ago period. Before an extraordinary loss, the Company reported net income for the 2002 full-year period of $22.7 million, or $1.20 per diluted share, a

281% increase over net income of $5.9 million, or $0.32 per diluted share, a year ago. During the first quarter of 2002, the Company incurred an extraordinary loss, net of tax, of $5.3 million, or ($0.28) per diluted share, due to the previously announced write-off of expenses related to the refinancing of certain senior credit facilities and redeemable warrants for prior product acquisitions. Including this extraordinary item, the Company reported net income for the 2002 full-year period of $17.3 million, or $0.92 per diluted share.

During the year, the Company generated $28.1 million of net operating cash flow. In addition, the Company repaid $51.9 million of senior bank debt, providing for $27.5 million in borrowing availability at year-end. As a result, the total leverage ratio at year-end was 3.5x, compared to 4.2x at March 31, 2002. At December 31, 2002, aaiPharma’s cash position was $6.5 million.

“Our fourth quarter and full-year results reflect the continuing shift in revenue mix to include significantly larger amounts of higher-margin pharmaceutical product sales which drive sustainable profitability growth,” commented Dr. Philip S. Tabbiner, President and Chief Executive Officer of aaiPharma. “The successful execution of our sales and marketing strategy resulted in continued strong performance from the Darvon® and Darvocet-N® family of products, with recent IMS market data indicating that these products’ share of the extended units market for propoxyphene has steadily increased since June 2002 from 5.3% to 6.3% in November of 2002. Sales of our M.V.I.®, Aquasol™ and Brethine® product lines also continued to perform ahead of expectations during the 2002 fourth quarter.”

Outlook
For the first quarter of 2003, the Company expects revenues of between $62 and $65 million and earnings per diluted share of between $0.35 and $0.38. The Company continues to expect full year 2003 revenues and earnings per diluted share to be between $270 million and $275 million, and between $1.53 and $1.58 per share, respectively.

aaiPharma will conduct a live Web cast tomorrow, January 29, 2002, at 8:00 a.m. (EST) to discuss its fourth quarter and full year 2002 performance, ongoing business strategy and market opportunities. To access the live Web cast, please visit www.aaiPharma.com and follow directions to the Investor Relations Web page. Presentation slides will accompany the Web cast and will also be available for viewing just prior to the Web cast. A replay of the Web cast will be available shortly after the call through 5:00 p.m. (EST) on February 12, 2003.

About aaiPharma
aaiPharma Inc. is a science-based specialty pharmaceutical company with more than 23 years of drug development experience. Focusing on targeted therapeutic areas, the Company markets a growing portfolio of established branded products and applies innovative technologies to increase the commercial potential of these products. At the same time, aaiPharma’s research and development organization is developing an impressive pipeline of products to position the Company for near-term and long-term growth in its targeted therapeutic areas. In addition to developing and marketing its own line of proprietary pharmaceutical products, aaiPharma continues to be a leader in providing contract pharmaceutical development services through its AAI International division. For more information on the Company, please visit us on the web at www.aaiPharma.com.

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements by Dr. Tabbiner and the statements pertaining to future development, commercialization and growth of the products in the Company’s pipeline and portfolio and to earnings and revenue expectations for the first quarter of 2003 and full year 2003. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma’s ability to successfully find, acquire, finance, develop, improve, enhance, obtain timely regulatory approval for, maximize the value of, extend product life cycles of, conduct successful research on, renew marketing of, and sell, on a commercially profitable basis, pharmaceutical products without adversely affecting its client relationships or business opportunities; to obtain, use, enforce, defend and license valid and commercially valuable patents; to obtain and enforce existing and future contracts with major pharmaceutical companies for significant royalties and other consideration; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 11, 2002, including the exhibits attached or incorporated therein, its Form 10-Q filed with the SEC on November 14, 2002, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

Darvon®, Darvocet-N®, M.V.I.®, and Brethine® are registered trademarks, and Aquasol™ and M.V.I.-Pediatric™ are trademarks, of aaiPharma.

-Tables to Follow –

aaiPharma Inc.

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

	(unaudited)
Product related revenues:
Product sales	$37,687	$16,198	$128,462	$27,448
Product development (royalties & fees)	5,343	7,217	19,610	20,426

	43,030	23,415	148,072	47,874
Research revenues	19,204	22,669	82,438	93,199

Total revenues	62,234	46,084	230,510	141,073

Operating costs and expenses:
Direct costs	20,251	21,326	85,267	70,372
Selling, general and administrative	19,381	13,146	68,522	44,498
Research and development	5,588	4,088	21,279	10,851
Direct pharmaceutical start-up costs	—	—	—	2,123
	45,220	38,560	175,068	127,844

Income from operations	17,014	7,524	55,442	13,229
Other income (expense):
Interest, net	(5,484)	(2,046)	(19,366)	(3,646)
Other, net	335	159	461	(444)
	(5,149)	(1,887)	(18,905)	(4,090)

Income before income taxes and extraordinary loss	11,865	5,637	36,537	9,139
Provision for income taxes	4,509	2,235	13,884	3,199

Income before extraordinary loss	7,356	3,402	22,653	5,940
Extraordinary loss, net of a tax benefit of $2,714	—	—	(5,339)	—

Net income	$7,356	$3,402	$17,314	$5,940

Basic earnings per share:
Income before extraordinary loss	$0.40	$0.19	$1.24	$0.33
Extraordinary loss	—	—	(0.29)	—

Net income	$0.40	$0.19	$0.95	$0.33

Weighted average shares outstanding	18,334	17,924	18,232	17,794

Diluted earnings per share:
Income before extraordinary loss	$0.39	$0.18	$1.20	$0.32
Extraordinary loss	—	—	(0.28)	—

Net income	$0.39	$0.18	$0.92	$0.32

Weighted average shares outstanding	18,646	18,766	18,906	18,308

aaiPharma Inc.

Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$6,532	$6,371
Accounts receivable, net	29,467	26,594
Work-in-progress	10,515	10,464
Inventories	17,004	9,057
Prepaid and other current assets	7,633	5,972

Total current assets	71,151	58,458
Property and equipment, net	53,125	37,035
Goodwill and other intangibles, net	299,870	88,504
Other assets	16,179	12,289

Total assets	$440,325	$196,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$5,921	$—
Accounts payable	17,671	15,444
Customer advances	15,051	13,349
Accrued wages and benefits	6,718	3,879
Interest payable	5,232	371
Other accrued liabilities	5,201	4,922

Total current liabilities	55,794	37,965
Long-term debt, less current portion	277,899	78,878
Other liabilities	7,182	224
Commitments and contingencies	—	—
Redeemable warrants	—	2,855
Stockholders’ equity:
Common stock	18	18
Paid-in capital	79,058	75,233
Retained earnings	20,592	3,278
Accumulated other comprehensive losses	(218)	(2,165)

Total stockholders’ equity	99,450	76,364

Total liabilities and stockholders’ equity	$440,325	$196,286

aaiPharma Inc.

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,

	2002	2001

Cash flows from operating activities:
Income before extraordinary loss	$22,653	$5,940
Adjustments to reconcile income before extraordinary loss to net cash provided by operating activities:
Depreciation and amortization	9,571	7,755
Other	145	1,265
Changes in operating assets and liabilities:
Trade and other receivables	(2,380)	(3,112)
Work-in-progress	643	6,502
Inventories	(7,853)	(5,452)
Prepaid and other assets	(10,761)	(2,232)
Accounts payable	1,937	6,673
Customer advances	1,227	1,522
Interest payable	4,861	227
Accrued wages and benefits and other accrued liabilities	8,066	1,263

Net cash provided by operating activities	28,109	20,351

Cash flows from investing activities:
Purchases of property and equipment	(8,529)	(6,315)
Purchase of property and equipment previously leased	(14,145)	—
Proceeds from sales of property and equipment	131	3,513
Acquisitions	(211,997)	(79,100)
Other	(593)	151

Net cash used in investing activities	(235,133)	(81,751)

Cash flows from financing activities:
Net payments on short-term borrowings	—	(16,272)
Proceeds from long-term borrowings	244,486	78,878
Payments on long-term borrowings	(51,900)	(1,024)
Proceeds from interest rate swap	10,486	—
Issuance of common stock	3,243	5,123
Other	702	(152)

Net cash provided by financing activities	207,017	66,553

Net increase (decrease) in cash and cash equivalents	(7)	5,153
Effect of exchange rate changes on cash	168	(7)
Cash and cash equivalents, beginning of period	6,371	1,225

Cash and cash equivalents, end of period	$6,532	$6,371